Evan M. Gruber	Investor Relations:
Chairman and CEO	Dan Matsui/Eugene Heller
Modtech Holdings, Inc.	Silverman Heller Associates
(909) 943-4014	(310) 208-2550

MODTECH HOLDINGS, INC.

REPORTS SECOND QUARTER, SIX-MONTH 2003 RESULTS

California Schools Fuel Growth in Order Backlog

Perris, Calif.—August 7, 2003—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the second quarter and six months ended June 30, 2003, including 20% year-over-year growth in backlog fueled by rising orders from California school districts for classrooms.

Net income for the quarter was $1.6 million, or 11 cents a share on a diluted basis, compared to $2.5 million, or 17 cents a share on a diluted basis, for second quarter 2002. Revenues were $45.7 million, versus $44.6 million in the year-ago quarter. Due to steady cash flows from operations, the Company continued to reduce long-term debt, which stood at $9.0 million, down from $12.0 million at the beginning of 2003 and $15.5 million a year ago.

Net income for six months was $2.5 million, or 18 cents a share on a diluted basis, compared to $4.0 million, or 28 cents a share on a diluted basis, before the cumulative effect of writing down the value of certain intangible assets, for the first six months of 2002. Beginning in 2002, Modtech adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), which established new accounting treatment for goodwill and intangibles and no longer requires amortization of such assets. This non-cash, after-tax charge of $37.3 million, or $2.52 per share, resulted in Modtech reporting a net loss of $33.3 million, or $2.24 per share, for the first six months of 2002. Revenue for six months 2003 rose to $86.0 million from $80.0 million in the same period last year.

Backlog as of June 30, 2003, stood at $115 million, compared to $85 million at the beginning of 2003 and $95 million as of June 30, 2002.

Evan Gruber, Modtech chief executive officer, commented: “As noted in prior releases, margins continue to be negatively impacted by the slowdown on the commercial side of our business due to ongoing economic conditions. However, we continue to receive and respond to requests for proposals and pricing, so we expect to see higher commercial bookings when business activity picks up.

“Classroom business in California is holding steady, and growth prospects for education-related sales overall continue to be promising,” Gruber continued. “Funding from bond proposals passed in California last year are beginning to flow—allowing school districts to place orders for deliveries in third and fourth quarters—and will not be affected by the state’s operating budget issues. Furthermore, California will present to the electorate the additional $12 billion bond proposal on the March 2004 ballot. Early polls indicate that 73% of all adults would vote in favor of the proposal, while only 55% approval is required to pass.

“In addition, we are seeing signs of increasing activity in Florida, as legislation to reduce class size is generating inquiries and classroom orders,” Gruber added. “Revenue growth from this business will also help to absorb fixed overhead costs.

“For the near term, the California classroom component of our current backlog indicates improving margins during the second half of 2003,” stated Gruber. “We are also pleased that the Company’s cash flow and overall liquidity are allowing us to continue to reduce long-term debt and associated interest expense.”

About Modtech Holdings, Inc:

Modtech designs, manufactures, and sells modular relocatable classrooms and commercial and light industrial modular buildings. The Company is a leading manufacturer of modular buildings in the U.S. with substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida. Modtech is the largest manufacturer, seller, and installer of modular relocatable classrooms in California, engineering and constructing the classrooms in accordance with that state’s structural and seismic safety requirements. Modtech’s commercial and industrial buildings are leased or sold through national, regional, and local dealers to a diverse end-user market. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

[Financial tables next page]

MODTECH HOLDINGS, INC.

UNAUDITED SELECTED OPERATING RESULTS AND FINANCIAL DATA

(in thousands, except EPS)

Selected operating results:	3 months ended June 30:
	2002	2003
Net Sales	$44,600	$45,700
Income from operations	4,650	3,085
Interest, net	(360)	(360)
Income before income taxes	4,290	2,725
Net income	2,490	1,580
Diluted Earnings per share	.17	.11
Average shares outstanding	14,900	14,300

Selected operating results:	6 months ended June 30
	2002	2003
Net Sales	$79,930	$86,000
Income from operations	7,820	5,015
Interest, net	(850)	(690)
Income before income taxes and cumulative effect of change in accounting principle	6,970	4,325
Income before cumulative effect of change in accounting principle	4,040	2,500
Cumulative effect of change in accounting principle	(37,290)	–
Net income (loss)	(33,250)	2,500
Diluted Earnings (loss) per share:
Income before cumulative effect of change in accounting principle	.28	.18
Cumulative effect of change in accounting principle	(2.52)	–
Net income (loss)	(2.24)	.18
Average shares outstanding	14,800	14,200

Selected Financial Data:	June 30, 2002	June 30, 2003
Depreciation and Amortization	$1,353	$1,034
Earnings before interest, taxes, depreciation and amortization	9,050	5,945
Working Capital	26,400	25,700
Total Assets	154,260	160,210
Long Term Obligations	15,500	9,200
Shareholders Equity	101,160	108,000

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